Filed Pursuant to Rule 424(b)(5)
Registration No. 333-72356

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 8, 2002)

$600,000,000

Weyerhaeuser Company

$325,000,000 5.25% NOTES DUE 2009

$275,000,000 6.875% DEBENTURES DUE 2033

Interest payable on June 15 and December 15

The notes due 2009 will mature on December 15, 2009 and the debentures due 2033 will mature on December 15, 2033. Weyerhaeuser Company may redeem the notes due 2009 and the debentures due 2033, in whole at any time or from time to time in part, at the redemption prices described in this prospectus supplement. The notes due 2009 and the debentures due 2033 will not be subject to any sinking fund provisions.

NOTES DUE 2009 — PRICE 99.360% AND ACCRUED INTEREST, IF ANY

DEBENTURES DUE 2033 — PRICE 99.772% AND ACCRUED INTEREST, IF ANY

		Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Weyerhaeuser

Per Note due 2009	99.360%	.625%	98.735%
Total	$322,920,000	$2,031,250	$320,888,750
Per Debenture due 2033	99.772%	.875%	98.897%
Total	$274,373,000	$2,406,250	$271,966,750

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes due 2009 and the debentures due 2033 to purchasers on or about December 17, 2002.

Joint Book-Running Managers

MORGAN STANLEY	JPMorgan

DEUTSCHE BANK SECURITIES

BANC OF AMERICA SECURITIES LLC	RBC CAPITAL MARKETS

SALOMON SMITH BARNEY	SCOTIA CAPITAL

TD SECURITIES	CIBC WORLD MARKETS

PNC CAPITAL MARKETS, INC.	WACHOVIA SECURITIES

December 12, 2002

Prospectus Supplement

FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus contain statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative or other variations of those terms or comparable terminology, or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with matters such as anticipated synergies, cost savings, cash flow, earnings, earnings per share and shareholder value that may be realized as a result of our acquisition of Willamette Industries, Inc. and with the anticipated effect of that acquisition on our results of operations, financial condition and prospects. The accuracy of these forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:

•	the effect of general economic conditions, including the level of interest rates and housing starts;

•	market demand for our products, which may be tied to the relative strength of various U.S. business segments;

•	performance of our manufacturing operations;

•	the successful execution of internal performance plans;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	the risk of losses from fires, floods and other natural disasters;

•	our ability to successfully integrate and manage Willamette and any other businesses or companies we acquire and to realize anticipated cost savings and synergies, if any, from those acquisitions;

•	the ability of Willamette and any other businesses or companies we acquire to perform in accordance with our expectations;

•	legal proceedings; and

•	performance of pension fund investments.

      We are also a large exporter and operate in a number of countries and we are affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar, the Euro and the Japanese yen, and restrictions on international trade or tariffs imposed on imports, including the countervailing and anti-dumping duties imposed on our softwood lumber shipments from Canada to the United States. These and other factors that could cause or contribute to actual results differing materially from these forward-looking statements are discussed in greater detail elsewhere in this prospectus supplement and in the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus.

RISK FACTORS

      Investing in the notes due 2009 and the debentures due 2033, which we sometimes refer to, collectively, as the “offered securities,” involves risks. You should carefully consider the risks described below, as well as the other information included in this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus before you decide to invest in the offered securities. The risks and uncertainties described below are not the only ones we face.

Adverse Decision in Paragon Trade Brands Bankruptcy Proceedings

      In May 1999, the Equity Committee, which we refer to as the “Committee,” in the Paragon Trade Brands, Inc. bankruptcy proceeding filed a motion in U.S. Bankruptcy Court for the Northern District of Georgia for authority to prosecute claims against us in the name of the debtor’s estate. Specifically, the Committee asserted that we breached certain warranties in agreements entered into between Paragon and us in connection with Paragon’s public offering of common stock in January 1993. The Committee seeks to recover damages sustained by Paragon as a result of two patent infringement cases, one brought by Procter & Gamble and the other by Kimberly-Clark. In September 1999, the Bankruptcy Court authorized the Committee to commence an adversary proceeding against us. The Committee commenced this proceeding in October 1999, seeking damages in excess of $420 million against us. Pursuant to a reorganization of Paragon, the litigation claims representative for the bankruptcy estate became the plaintiff in the proceeding.

      On June 26, 2002, the Bankruptcy Court issued an oral opinion granting the plaintiff’s motion for partial summary judgment, holding us liable to plaintiff for breaches of warranty, and denying our motion for summary judgment. On October 30, 2002, the Bankruptcy Court issued a written order confirming the June oral opinion. We have filed a petition for reconsideration with the Bankruptcy Court. No trial date has been set for the determination of the damages.

      We disagree with the Bankruptcy Court’s decision and will diligently pursue all available relief.

Reduction in Credit Rating on Our Debt Securities

      On February 11, 2002, Moody’s Investor Services announced that it had lowered its rating on our senior unsecured debt, which includes the offered securities, to “Baa2” from “A3” as a result of the increase in our leverage resulting from our acquisition of Willamette Industries, Inc. On February 15, 2002, Standard &

Poor’s announced that it had lowered its rating on our long-term senior debt, which includes the offered securities, to “BBB” from “A-” for the same reason. Credit rating agencies may from time to time change their ratings on our debt securities, including the offered securities, as a result of our operating results or actions we take or as a result of a change in the views of the credit rating agencies regarding, among other things, the general outlook for our industry or the economy. In addition, we are not able to predict the effect of the Willamette acquisition on our financial condition or results of operations, including cash flows, earnings or earnings per share. There can be no assurance that Standard & Poor’s and Moody’s or other rating agencies will not reduce their ratings of our debt securities or place those debt securities on a so-called “watch list” for possible future downgrading. Any of these events will likely increase our costs of debt and other financing and have an adverse effect on the market price of the offered securities. The credit ratings accorded to our debt securities, including the offered securities, are not recommendations to purchase, hold or sell those debt securities inasmuch as those ratings do not comment as to the market price or suitability for particular investors.

USE OF PROCEEDS

      We estimate that the net proceeds received by us from the sale of the offered securities will be approximately $592.9 million. We intend to apply the net proceeds to repay borrowings outstanding under our $1.3 billion five-year revolving credit facility, which we sometimes refer to as the “5-year Facility”, and we may also apply a portion of the net proceeds to repay outstanding commercial paper borrowings. Borrowings under the 5-year Facility were incurred to provide a portion of the funds we used to acquire Willamette Industries Inc. in February 2002. Borrowings under the 5-year Facility that are repaid with the net proceeds from the sale of the offered securities may be reborrowed, subject to compliance with financial covenants and other conditions. As of September 29, 2002, we had $1.27 billion of borrowings outstanding under the 5-year Facility and $231 million of outstanding commercial paper borrowings. The 5-year Facility matures on March 26, 2007 and borrowings under the 5-year Facility bear interest at variable rates depending on the type of borrowing, the length of the interest period chosen and the prevailing market rate for certain types of borrowings. As of September 29, 2002, the weighted average interest rate on borrowings under the 5-year Facility was 3.05% per annum, and the weighted average interest rate on our outstanding commercial paper borrowings was 2.01% per annum. Pending application for one or both of these purposes, we may invest the net proceeds in marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following table presents the ratios of earnings to fixed charges for Weyerhaeuser Company and its consolidated subsidiaries for the periods indicated.

		Fiscal Year
	Thirty-Nine Weeks Ended
	September 29, 2002	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges(1)	1.26x	2.23x	3.58x	3.45x	2.20x	2.29x

(1)	For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expense and one-third of rents, which we deem representative of an interest factor.

The ratios of earnings to fixed charges of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company, Weyerhaeuser Financial Services, Inc. and Gryphon Investments of Nevada, Inc. subsidiaries accounted for on the equity method but excluding the undistributed earnings of those subsidiaries were 0.98x for the thirty-nine weeks ended September 29, 2002 and 1.58x, 3.58x, 3.78x, 2.72x and 2.91x for the fiscal years ended December 30, 2001, December 31, 2000, December 26, 1999, December 27, 1998 and December 28, 1997, respectively. Fixed charges exceeded earnings of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company, Weyerhaeuser Financial Services, Inc. and Gryphon Investments of Nevada, Inc. subsidiaries accounted for on the equity method but excluding the undistributed earnings of those subsidiaries by approximately $13 million for the thirty-nine weeks ended September 29, 2002.

DESCRIPTION OF OFFERED SECURITIES

      The offered securities will be issued under an indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993, a third supplemental indenture dated as of October 22, 2001 and a fourth supplemental indenture dated as of March 12, 2002, each between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee. We refer to the indenture, as so amended and supplemented, as the “Indenture.” The following summary of selected provisions of the Indenture and the offered securities is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the offered securities. Copies of the Indenture and the forms of the certificates evidencing the offered securities have been or will be filed with the Securities and Exchange Commission and you may obtain copies as described under “Available Information” in the accompanying prospectus.

      The notes due 2009 and the debentures due 2033 offered by this prospectus supplement are each a separate series of “debt securities” as defined and described in the accompanying prospectus. The following description of the particular terms of the offered securities and the Indenture supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities and the Indenture contained in the accompanying prospectus.

      In this section, references to “Weyerhaeuser,” “we,” “our” and “us” means Weyerhaeuser Company excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. Capitalized terms used in the following description of the offered securities and not defined have the meanings specified in the accompanying prospectus or, if not defined in that prospectus, those terms have the meanings specified in the Indenture.

General

      The notes due 2009 will constitute a separate series of debt securities under the Indenture, initially limited to $325,000,000 in aggregate principal amount. The debentures due 2033 will constitute a separate series of debt securities under the Indenture, initially limited to $275,000,000 in aggregate principal amount. Under the Indenture we may, without the consent of the holders of the offered securities of any series, “reopen” that series and issue additional offered securities of that series from time to time in the future. The notes due 2009 offered by this prospectus supplement and any additional notes due 2009 that we may issue in the future will constitute a single series of debt securities under the Indenture, and the debentures due 2033 offered by this prospectus supplement and any additional debentures due 2033 that we may issue in the future will also constitute a single series of debt securities under the Indenture.

      The offered securities are unsecured and unsubordinated obligations of Weyerhaeuser Company. The offered securities are not obligations of or guaranteed by any of our subsidiaries nor are the offered securities entitled to the benefit of any covenant that would require any of our subsidiaries to guarantee the offered securities in the future.

      The notes due 2009 will mature on December 15, 2009. Interest on the notes due 2009 will accrue from December 17, 2002 at the rate of 5.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2003, to the persons in whose names the notes due 2009 are registered at the close of business on the June 1 or December 1, as the case may be, next preceding those interest payment dates. Interest on the notes due 2009 will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      The debentures due 2033 will mature on December 15, 2033. Interest on the debentures due 2033 will accrue from December 17, 2002 at the rate of 6.875% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2003, to the persons in whose names the debentures due 2033 are registered at the close of business on the June 1 or December 1, as the case may be, next preceding those interest payment dates. Interest on the debentures due 2033 will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      The offered securities will be issued in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The offered securities of each series will be issued in book-entry form and will be evidenced by one or more global certificates, which we sometimes refer to as “global securities,” registered in the name of Cede & Co., as nominee for The Depository Trust Company. Purchasers of the offered securities will not be entitled to receive definitive certificates registered in their names except in the limited circumstances described in the accompanying prospectus. See “Description of Debt Securities — Global Securities” in the accompanying prospectus for a summary of selected provisions applicable to the depository arrangements.

      In the event that definitive offered securities of any series are issued in exchange for interests in the global securities of that series, the certificated offered securities of that series may be presented for payment and surrendered for registration of transfer and exchange at our agency maintained for that purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee located at 4 New York Plaza, 15th Floor, New York, New York 10004.

      The offered securities will not be entitled to the benefit of any sinking find and will not be subject to repurchase by us at the option of the holders prior to maturity. Except to the limited extent described in the accompanying prospectus under “Description of Debt Securities — Consolidation, Merger, Conveyance or Transfer,” the Indenture does not contain any provisions that are intended to protect holders of offered securities in the event of a highly-leveraged or similar transaction affecting us. The Indenture does not limit the incurrence of debt by us or any of our subsidiaries.

Optional Redemption

      The offered securities of each series will be redeemable, in whole or from time to time in part, at our option on any date at a redemption price equal to the greater of:

(1)	100% of the principal amount of the offered securities of that series to be redeemed, and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the offered securities of that series to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus, in the case of the notes due 2009, 25 basis points or, in the case of the debentures due 2033, 30 basis points, plus, in the case of both clause (1) and clause (2) above, accrued and unpaid interest on the principal amount of the offered securities of that series being redeemed to that redemption date. Notwithstanding the foregoing, payments of interest on the offered securities of any series that are due and payable on or prior to a date fixed for redemption of offered securities of that series will be payable to the holders of those offered securities registered as such at the close of business on the relevant record dates according to their terms and the terms and provisions of the Indenture.

      “Treasury Rate” means, with respect to any redemption date for the offered securities of any series,

(1)	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date for the offered securities of that series, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

(2)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” below, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

      “Comparable Treasury Issue” means, with respect to any redemption date for the offered securities of any series, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the offered securities of that series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the offered securities of that series to be redeemed.

      “Comparable Treasury Price” means, with respect to any redemption date for the offered securities of any series, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Final Maturity Date” means:

(1)	with respect to the notes due 2009, December 15, 2009, and

(2)	with respect to the debentures due 2033, December 15, 2033.

      “Independent Investment Banker” means, with respect to any redemption date for the offered securities of any series, Morgan Stanley & Co. Incorporated and its successors or J.P. Morgan Securities Inc. and its successors, whichever shall be selected by the trustee after consultation with us, or, if both such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

      “Reference Treasury Dealers” means, with respect to any redemption date for the offered securities of any series, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the trustee, after consultation with us, shall substitute therefor another Primary Treasury Dealer), and two other Primary Treasury Dealers selected by the trustee after consultation with us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the offered securities of any series, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the offered securities of the applicable series to be redeemed at the holder’s registered address. If less than all of the offered securities of any series are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the offered securities of that series, or portions of the offered securities of that series, to be redeemed.

      Unless we default in payment of the redemption price in respect of the offered securities of any series on any redemption date for that series, on and after that redemption date interest will cease to accrue on the offered securities of that series, or portions of the offered securities of that series, called for redemption on that redemption date.

UNDERWRITERS

      Under the terms and subject to the conditions set forth in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as joint book-running managers, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amounts of the offered securities of each series set forth below:

	Principal Amount of	Principal Amount of
Name	Notes due 2009	Debentures due 2033

Morgan Stanley & Co. Incorporated	$107,575,000	$88,000,000
J.P. Morgan Securities Inc.	107,575,000	88,000,000
Deutsche Bank Securities Inc.	42,250,000	35,750,000
Banc of America Securities LLC	13,487,500	11,412,500
RBC Dominion Securities Corporation	13,487,500	11,412,500
Salomon Smith Barney Inc.	13,487,500	11,412,500
Scotia Capital (USA) Inc.	13,487,500	11,412,500
TD Securities (USA) Inc.	5,850,000	4,950,000
CIBC World Markets Corp.	3,900,000	3,300,000
PNC Capital Markets, Inc.	—	6,050,000
Wachovia Securities, Inc.	3,900,000	3,300,000

Total	$325,000,000	$275,000,000

      The underwriters are offering the offered securities subject to their acceptance of the offered securities from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the offered securities are subject to, among other things, the approval of legal matters by their counsel and other conditions. The underwriters are obligated to take and pay for all the offered securities if any are taken.

      The underwriters initially propose to offer some of the offered securities of each series directly to the public at the applicable public offering price shown on the cover page of this prospectus supplement and some of the offered securities of that series to certain dealers at that price less a concession not in excess of .375% of the principal amount in the case of the notes due 2009 and .50% of the principal amount in the case of the debentures due 2033. The underwriters may allow, and those dealers may reallow, a concession not in excess of ..20% of the principal amount in the case of the notes due 2009 and .25% of the principal amount in the case of the debentures due 2033 on sales to other underwriters and certain dealers. After the initial offering of the offered securities of each series, the offering price and other selling terms of the offered securities of that series may from time to time be varied by the underwriters.

      The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the offered securities of each series:

Paid by
Weyerhaeuser

Per note due 2009	.625%
Per debenture due 2033	.875%

We estimate that the expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $600,000. The joint book-running managers will reimburse us for a portion of our expenses.

      We do not intend to apply for listing of the offered securities on any securities exchange or any automated quotation system. However, we have been advised by the underwriters that they presently intend to make a market in the offered securities of each series, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the offered securities and any market making with respect to the offered securities of any series may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the offered securities.

      In order to facilitate the offering of the offered securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the offered securities of any series for their own account. In addition, to cover over-allotments or to stabilize the price of the offered securities, the underwriters may bid for, and purchase, offered securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing offered securities in this offering if the syndicate repurchases previously distributed offered securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities of any series above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933.

      J.P. Morgan Securities Inc. (“JPMorgan”) will make the offered securities available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the offered securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      In the ordinary course of business, the underwriters and their affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation. In that regard, Morgan Stanley & Co. Incorporated acted as our financial advisor in connection with our acquisition of Willamette, affiliates of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are lenders and agents under our 364-day revolving credit facility, which we sometimes refer to as our “364-day Facility”, and our 5-year Facility, J.P. Morgan Securities Inc. and an affiliate of Morgan Stanley & Co. Incorporated acted as lead arrangers and joint book runners in connection with our 364-day Facility, our 5-year Facility and a bridge credit facility that we entered into in order to provide funds for our acquisition of Willamette, and affiliates of the other underwriters are lenders under our 364-day Facility or our 5-year Facility or both. In addition, Morgan Stanley & Co. Incorporated acts as a dealer for our commercial paper program and JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the issuing and paying agent for our commercial paper program and trustee under the Indenture pursuant to which the offered securities will be issued. Affiliates of some of the underwriters are also lenders and, in certain cases, agents or arrangers under some of our other credit facilities.

      As noted under “Use of Proceeds,” we will use all or a portion of the net proceeds from this offering to repay borrowings outstanding under our 5-year Facility. Affiliates of the underwriters are lenders under our 5-year Facility and, as such, will receive a portion of the net proceeds of this offering that we use to repay borrowings under that facility. Because more than 10% of the net proceeds of this offering will be paid to affiliates of members of the National Association of Securities Dealers, Inc. participating in this offering, this offering will be made in accordance with NASD Conduct Rule 2710(c)(8).

LEGAL MATTERS

      The validity of the notes will be passed upon for us by Lorrie D. Scott, Esq., Senior Legal Counsel of Weyerhaeuser Company. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters. Sidley Austin Brown & Wood LLP represented Willamette, and may in the future represent us, in connection with certain legal matters.

EXPERTS

      The consolidated balance sheets of Weyerhaeuser Company and subsidiaries as of December 30, 2001 and December 31, 2000 and the related consolidated statements of earnings, cash flows, shareholders’ interest and financial statement schedule II — valuation and qualifying accounts for each of the years in the three-year period ended December 30, 2001, incorporated by reference in the accompanying prospectus, have been audited by Arthur Andersen LLP, independent auditors, as indicated in their reports with respect thereto, and are incorporated by reference in the accompanying prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      In a press release issued on April 16, 2002, we announced that our board of directors had appointed KPMG LLP to replace Arthur Andersen LLP as our independent public accountants, effective immediately. The press release indicated that the decision was made following a process conducted by our management and the audit committee of our board of directors to review proposals from a number of public accounting firms. The press release also stated that the decision to change auditors was not the result of any disagreement between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

      The consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated by reference in the accompanying prospectus, have been audited by KPMG LLP, independent auditors, as stated in their reports incorporated by reference in the accompanying prospectus.

PROSPECTUS

$1,000,000,000

Weyerhaeuser Company

Debt Securities

        By this prospectus, we may offer from time to time up to $1,000,000,000 of our debt securities in one or more series. The debt securities will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness.

      We will provide the specific terms of the debt securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

      We may offer the debt securities directly or through underwriters, agents or dealers as specified in the applicable prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 8, 2002

FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF OFFERED SECURITIES
UNDERWRITERS
EXPERTS

WEYERHAEUSER COMPANY
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE
LEGAL MATTERS
EXPERTS

      We have not authorized any person to give any information or to make any representation in connection with this offering other than the information contained and incorporated or deemed to be incorporated by reference in this prospectus, and, if given or made, that information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which that offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale under the prospectus will, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference in this prospectus is correct as of any time subsequent to its date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus contain statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative or other variations of those terms or comparable terminology, or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with matters such as anticipated synergies, cost savings, cash flow, earnings, earnings per share and shareholder value that may be realized as a result of our pending acquisition of Willamette Industries, Inc. and the anticipated effect of that acquisition on our results of operations, financial condition and prospects. The accuracy of these forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:

•	the effect of general economic conditions;

•	market demand for our products, which may be tied to the relative strength of various U.S. business segments;

•	performance of our manufacturing operations;

•	the level of competition from foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	the risk of losses from terrorist activity, fires, floods and other natural disasters; and

•	our ability to successfully integrate and manage any businesses or companies we acquire and to realize anticipated cost savings and synergies, if any, from those acquisitions, and the ability of any businesses or companies we acquire to perform in accordance with our expectations.

      We are also a large exporter and operate in a number of countries and we are affected by changes in economic activity in Canada, Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar and the Euro, plus restrictions on international trade or tariffs imposed on imports. These and other factors that could cause or contribute to actual results differing materially from these forward-looking statements are discussed in greater detail in the documents incorporated and deemed to be incorporated by reference in this prospectus.

WEYERHAEUSER COMPANY

      Weyerhaeuser Company was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. We are principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities. Our principal business segments, which account for the majority of our sales, earnings and asset base, are timberlands, wood products, and pulp, paper and packaging. The mailing address of our principal executive offices is 33663 Weyerhaeuser Way South, Federal Way, Washington 98003 and the telephone number of our principal executive offices is (253) 924-2345.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we intend to add the net proceeds from the sale of the debt securities to our general funds and to use the proceeds for general corporate purposes, which may include working capital, capital expenditures, reduction of our short-term debt or commercial paper presently classified as long-term debt and acquisitions. Pending these applications, we may invest the net proceeds in marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following table presents the ratios of earnings to fixed charges for Weyerhaeuser Company and its consolidated subsidiaries for the periods indicated.

	Thirty-Nine Weeks
			Fiscal Year
	Sept. 30,	Sept. 24,
	2001	2000	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges(1)	2.69x	3.70x	3.58x	3.45x	2.20x	2.29x	2.59x

(1)	For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items, undistributed earnings of equity investments and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expense and one-third of rents, which we deem representative of an interest factor. The ratios of earnings to fixed charges of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company, Weyerhaeuser Financial Services, Inc. and Gryphon Investments of Nevada, Inc. subsidiaries accounted for on the equity method but excluding the undistributed earnings of those subsidiaries were 2.05x and 3.77x for the thirty-nine weeks ended September 30, 2001 and September 24, 2000, respectively, and 3.58x, 3.78x, 2.72x, 2.91x and 3.26x for the fiscal years ended December 31, 2000, December 26, 1999, December 27, 1998, December 28, 1997 and December 29, 1996, respectively.

DESCRIPTION OF DEBT SECURITIES

      The debt securities are to be issued in one or more series under an indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993 and a third supplemental indenture dated as of October 22, 2001, each between Weyerhaeuser Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee. We refer to the indenture, as so amended and supplemented, as the “Indenture.”

      We have summarized selected provisions of the Indenture and the debt securities below. This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture and the certificates evidencing the debt securities. Forms of the Indenture and of the certificates evidencing the debt securities have been or will be filed with the Securities and Exchange Commission as exhibits to the registration of which this prospectus is a part or as exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain copies of those exhibits in the manner described under “Available Information” in this prospectus.

      The following summary provides some general terms and provisions of the series of debt securities to which any prospectus supplement may relate. Other specific terms of a series of debt securities will be described in the applicable prospectus supplement. To the extent that any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus will be deemed to have been superseded by the terms described in that prospectus supplement.

      In this section, references to “Weyerhaeuser,” “we,” “our” and “us” mean Weyerhaeuser Company excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. Capitalized terms that are used in the following summary but not defined have the meanings given to those terms in the Indenture. The numerical references appearing in parentheses in the following summary are to sections of the Indenture.

General

      The Indenture does not limit the amount of debt securities that we may issue under the Indenture. The Indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. The debt securities will be our unsecured and unsubordinated obligations and will rank on a parity right of payment with all of our other unsecured and unsubordinated indebtedness. Unless otherwise provided in the applicable prospectus supplement, we may, without the consent of the holders of any debt securities issued under the Indenture, “reopen” a series of debt securities and issue additional debt securities of that series from time to time.

      When we offer a series of debt securities, we will describe the specific terms of that series in a prospectus supplement. Those terms may include, where applicable:

•	the title, aggregate principal amount and public offering price of the debt securities of that series;

•	the denominations in which the debt securities of that series will be issued, if other than $1,000 and multiples of $1,000;

•	the currency, if other than U.S. dollars, or units based on or relating to currencies in which the debt securities of that series will be denominated or in which principal of and premium, if any, and interest, if any, on the debt securities of that series will or may be payable;

•	the date of maturity of the debt securities of that series;

•	the interest rate or rates, if any, or method by which the interest rate or rates, if any, on the debt securities of that series will be determined;

•	the dates on which interest, if any, on the debt securities of that series will be payable;

•	the place or places where the principal of and premium, if any, and interest, if any, on the debt securities of that series will be payable;

•	any redemption or sinking fund provisions applicable to the debt securities of that series;

•	any applicable United States federal income tax consequences with respect to the debt securities of that series, including whether and under what circumstances Weyerhaeuser will pay additional amounts on debt securities of that series held by a person who is not a U.S. person, as defined in the applicable prospectus supplement, in respect of any tax, assessment or other governmental charge withheld or deducted and, if so, whether Weyerhaeuser will have the option to redeem those debt securities rather than to pay those additional amounts; and

•	any other specific terms of the debt securities of that series, which may include additional events of default or covenants.

      Debt securities may be presented for exchange and registered debt securities may be presented for transfer at the places and subject to the restrictions specified in the Indenture and in the applicable prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection an exchange or transfer of debt securities, but subject to the limitations provided in the Indenture.

      Debt securities may be issued as Original Issue Discount Securities, bearing either no interest or bearing interest at a rate which at the time of issuance is below the prevailing market rate, to be sold at a substantial discount below their stated principal amount at maturity. Any special United States federal income tax considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

      Debt securities may be issued with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of those debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on those dates, depending upon the value on those dates of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and, if applicable, additional United States federal income tax considerations will be provided in the applicable prospectus supplement.

Global Securities

      The debt securities of a series may be issued in book-entry form and represented by one or more global securities, which we sometimes refer to as “Global Securities”. Global Securities will be deposited with or on behalf of a depositary, which we sometimes refer to as the “depositary”, identified in the applicable prospectus supplement and will be registered in the name of the depositary or its nominee. Unless and until it is exchanged for debt securities in definitive certificated form under the limited circumstances described below or in any other circumstances that may be described in the applicable prospectus supplement, a Global Security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

      Unless otherwise specified in the applicable prospectus supplement, The Depositary Trust Company, or “DTC”, will act as depositary for any Global Securities. DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

      DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates “Direct participants” in DTC include securities brokers and dealers, which may include one or more of the underwriters, agents or dealers involved in the distribution of the debt securities, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants”, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for those debt securities on DTC’s records. The ownership interest of the actual purchaser of a debt security, which we sometimes refer to as a “beneficial owner”, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of debt securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased debt securities. Transfers of ownership interests in Global Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Global Securities except under the limited circumstances described below or in any other circumstances that may be described in the applicable prospectus supplement.

      To facilitate subsequent transfers, all Global Securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. DTC’s participants are responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

      Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will determine the amount of the interest of each direct participant in the debt securities of that series to be redeemed in accordance with DTC’s procedures.

      In any case where a vote may be required with respect to the debt securities of a series, neither DTC nor Cede & Co. will give consents for or vote those debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consent or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities of that series are credited on the record date identified in a listing attached to the omnibus proxy.

      Payments of principal of and premium, if any, and interest, if any, on Global Securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name”. Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

      Except under the limited circumstances described below or under such other circumstances as may be described in the applicable prospectus supplement, purchasers of debt securities will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the debt securities and the Indenture.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in Global Securities.

      DTC is under no obligation to provide its services as depositary for the debt securities and may discontinue providing its service at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

      As noted above, beneficial owners of debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, the Indenture provides that if:

•	the depositary for a Global Security notifies us that it is unwilling or unable to continue as depositary for that Global Security or the depositary for the debt securities of that series is no longer eligible or in good standing under the Securities Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after we receive that notice or become aware of that ineligibility,

•	we in our sole discretion determine that the debt securities of any series will no longer be represented by Global Securities, or

•	an Event of Default with respect to the debt securities of a series has occurred and is continuing,

we will execute and the trustee will authenticate and deliver definitive certificated debt securities of that series in exchange for interests in the Global Security. We anticipate that those definitive certificated debt securities will be registered in the name or names as the depositary instructs the trustee and that those instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the Global Securities.

      We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certain Restrictions

      The following restrictions will apply to the debt securities of each series unless the applicable prospectus supplement provides otherwise.

      Limitation on Liens. The Indenture states that, unless the terms of any series of debt securities provide otherwise, if Weyerhaeuser or any Subsidiary, as defined in the Indenture, issues, assumes or guarantees any indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge, security interest or other lien (collectively, a “Mortgage”) on:

•	any timber or timberlands of Weyerhaeuser or that Subsidiary located in the States of Washington, Oregon, California, Arkansas or Oklahoma, or

•	any principal manufacturing plant of Weyerhaeuser or that Subsidiary located anywhere in the United States,

Weyerhaeuser must secure or cause that Subsidiary to secure the debt securities (together with, if Weyerhaeuser so determines, any other indebtedness of or guaranteed by Weyerhaeuser or that Subsidiary ranking equally with the debt securities and then existing or created later) equally and ratably with, or prior to, that Debt. Notwithstanding the restrictions described in the preceding sentence, Weyerhaeuser or any Subsidiary may issue, assume or guarantee secured Debt that would otherwise be subject to those restrictions in an aggregate amount that, together with:

•	all other such Debt of Weyerhaeuser and its Subsidiaries, and

•	all Attributable Debt, as defined in the Indenture, in respect of Sale and Lease-Back Transactions, as defined below, existing at that time, other than Sale and Lease-Back Transactions permitted because Weyerhaeuser would be entitled to incur Debt secured by a Mortgage on the property to be leased without equally and ratably securing the debt securities pursuant to provisions described elsewhere under this caption “Limitation on Liens” and other than Sale and Leaseback Transactions the proceeds of which have been applied in accordance with clause (b) of the second paragraph under “— Limitation on Sale Lease-Back Transactions” below, does not exceed 5% of the shareholders’ interest in Weyerhaeuser and its consolidated Subsidiaries, as defined in the Indenture, as shown on the audited consolidated balance sheet contained in Weyerhaeuser’s latest annual report to shareholders.

      The term “principal manufacturing plant” does not include any manufacturing plant that in the opinion of the Board of Directors is not a principal manufacturing plant of Weyerhaeuser and its Subsidiaries. The exercise of the Board of Directors’ discretion in determining which plants are “principal manufacturing plants” could have the effect of limiting the application of the limitation on liens.

      The following types of transactions are not deemed to create Debt secured by a Mortgage:

•	the sale, Mortgage or other transfer of timber in connection with an arrangement under which Weyerhaeuser or a Subsidiary is obligated to cut some or all of that timber to provide the transferee with a specified amount of money however determined; and

•	the Mortgage of any property of Weyerhaeuser or any Subsidiary in favor of the United States or any State, or any department, agency or instrumentality of either, to secure any payments to Weyerhaeuser or any Subsidiary pursuant to any contract or statute.

      The limitation on liens covenant will not apply to:

(a) Mortgages securing Debt of a Subsidiary to Weyerhaeuser or another Subsidiary;

(b) Mortgages created, incurred or assumed contemporaneously with, or within 90 days after, the acquisition, improvement or construction of the mortgaged property to secure or provide for the payment of any part of the purchase price of that property or the cost of that construction or improvement, provided that, in the case of construction or improvement, the Mortgage does not apply to any property previously owned by Weyerhaeuser or any Subsidiary other than unimproved real property on which the property so constructed, or the improvement, is located;

(c) Mortgages existing at the time of acquisition of the mortgaged property; or

(d) any extension, renewal or replacement of any Mortgage described in (b) or (c) above so long as the principal amount of the secured indebtedness is not increased and the extension, renewal or replacement is limited to all or part of the same property secured by the Mortgage so extended, renewed or replaced. (Section 3.6)

      Limitation on Sale and Lease-Back Transactions. The Indenture states that, unless the terms of any series of debt securities provide otherwise, neither Weyerhaeuser nor any Subsidiary may lease any real property in the United States, except for temporary leases for a term of not more than three years, which property has been or is to be sold or transferred by Weyerhaeuser or that Subsidiary to the lessor (a “Sale and Lease-Back Transaction”).

      This limitation will not apply to any Sale and Lease-Back Transaction if:

(a) Weyerhaeuser or the applicable Subsidiary would be entitled to incur Debt secured by a Mortgage on the leased property without equally and ratably securing the debt securities as described under “Limitation on Liens” above, or

(b) Weyerhaeuser, within 90 days of the effective date of the Sale and Lease-Back Transaction, applies an amount equal to the fair value, as determined by the Board of Directors, of the leased property to the retirement of Debt that matures at, or is extendable or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of that Debt. (Section 3.7)

Events of Default

      An Event of Default will occur under the Indenture with respect to any series of debt securities if:

(a) Weyerhaeuser fails to pay when due any installment of interest on any of the debt securities of that series and that default continues for 30 days,

(b) Weyerhaeuser fails to pay when due all or any part of the principal of and premium, if any, on any of the debt securities of that series, whether at maturity, upon redemption, upon acceleration or otherwise,

(c) Weyerhaeuser fails to deposit any sinking fund payment when due on any of the debt securities of that series,

(d) Weyerhaeuser defaults in the performance of, or breaches, any other covenant or warranty in respect of the debt securities of that series and that default or breach continues for 90 days after written notice by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of all series affected by that default or breach, or

(e) specified events of bankruptcy, insolvency or reorganization with respect to Weyerhaeuser have occurred and are continuing. (Section 5.1)

      If an Event of Default due to the failure to pay the principal of, or any premium, interest or sinking fund payment, if any, on, any series of debt securities or the breach of any other covenant or warranty of Weyerhaeuser applicable to less than all series of debt securities then outstanding has occurred and is continuing, either the trustee or the holders of 25% in principal amount of the debt securities of such series then outstanding, each such series voting as a separate class, may declare the principal of and accrued interest on all the debt securities of such series to be due and payable immediately. If an Event of Default due to a default in the performance of any other covenant or agreement in the Indenture applicable to all outstanding debt securities or due to specified events of bankruptcy, insolvency or reorganization of Weyerhaeuser has occurred and is continuing, either the trustee or the holders of 25% in principal amount of all debt securities then outstanding, treated as one class, may declare the principal of and accrued interest on all the debt securities to be due and payable immediately. The holders of a majority in principal amount of the debt securities of such series (or of all series, as the case may be) then outstanding may waive all defaults with respect to such series (or with respect to all series, as the case may be) and rescind a declaration of acceleration if, prior to the entry of a judgment or decree with respect to that acceleration, Weyerhaeuser pays or deposits with the trustee a sum sufficient to pay all matured installments of interest on the outstanding debt securities of such series (or of all the debt securities, as the case may be) and the principal of all debt securities of such series (or of all the debt securities, as the case may be) that have become due otherwise than by acceleration and other expenses specified in the Indenture, and if all other Events of Default under the Indenture have been cured, waived or otherwise remedied as permitted by the Indenture. In addition, prior to the declaration of the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (or of all series, as the case may be) may waive any past default or Event of Default, except a default in payment of principal of or premium, if any, or interest, if any, on the debt securities and except a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each debt security affected. (Sections 5.1 and 5.10)

      The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that the direction is in accordance with law and the provisions of the Indenture and subject to exceptions provided in the Indenture. (Section 5.9) Before proceeding to exercise any right or power under the Indenture at the direction of a holder or holders, the trustee is entitled to receive from that holder or holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with that direction. (Section 6.2)

      Weyerhaeuser is required to furnish to the trustee annually a statement of two of its officers to the effect that, to their knowledge, Weyerhaeuser is not in default in the performance of the terms of the Indenture or, if they have knowledge that Weyerhaeuser is in default, specifying the default. (Section 3.5)

      The Indenture requires the trustee to give to all holders of outstanding debt securities of any series notice of any default by Weyerhaeuser with respect to that series, unless that default has been cured or waived. However, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any outstanding debt securities of that series, the trustee is entitled to withhold that notice in the event that the board of directors, the executive committee or a trust committee of directors, trustees or specified officers of the trustee in good faith determine that withholding that notice is in the interest of the holders of the outstanding debt securities of that series. (Section 5.11)

Defeasance and Discharge

      The following defeasance provision will apply to the debt securities of each series unless the applicable prospectus supplement provides otherwise.

      The Indenture provides that, unless the terms of any series of debt securities provide otherwise, Weyerhaeuser will be discharged from its obligations in respect of the Indenture and the outstanding debt securities of that series, including its obligation to comply with the provisions referred to above under “Certain Restrictions,” if applicable, but excluding other specified provisions of the Indenture, such as the right of holders of debt securities of that series to receive payments of principal and interest, if any, on the original stated due dates (but not upon acceleration), and obligations to register the transfer of or exchange outstanding debt securities of that series and to replace stolen, lost or mutilated certificates. In order to be discharged from its obligations with respect to the outstanding debt securities of any series, Weyerhaeuser must, among other things:

•	irrevocably deposit in trust cash, or U.S. Government Obligations, as defined in the Indenture, which through the payment of interest and principal in accordance with their terms will provide cash, in an amount sufficient to pay the principal of, premium, if any and interest, if any, on and mandatory sinking fund payments, if any, in respect of the outstanding debt securities of the applicable series when those payments are due in accordance with the terms of the Indenture and those debt securities, and

•	deliver to the trustee an officers’ certificate or an opinion of counsel to the effect that Weyerhaeuser has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that the discharge will not be a taxable event with respect to holders of the outstanding debt securities of that series. (Section 10.1)

Modification of the Indenture

      The Indenture provides that Weyerhaeuser and the trustee may enter into supplemental indentures without the consent of the holders of any debt securities to, among other things:

•	secure the debt securities of one or more series,

•	evidence the assumption by a successor person of Weyerhaeuser’s obligations under the Indenture and the debt securities,

•	add covenants for the protection of the holders of debt securities,

•	cure any ambiguity or correct or supplement any defect or inconsistency in the Indenture or to make other changes the Board of Directors deems necessary or desirable, so long as none of those actions adversely affects the interests of the holders of debt securities,

•	establish the form or terms of the debt securities of any series, and

•	evidence the acceptance of the appointment by a successor trustee. (Section 8.1)

      The Indenture also contains provisions permitting Weyerhaeuser and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected, voting as one class, to enter into supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the holders of the debt securities of each series so affected. However, Weyerhaeuser may not, without the consent of the holder of each outstanding debt security so affected:

•	extend the final maturity of any debt security,

•	reduce the principal amount of any debt security,

•	reduce the rate or extend the time of payment of interest on any debt security,

•	reduce any amount payable on redemption of any debt security,

•	impair the right of any holder of debt securities to institute suit for the payment of any debt security, or

•	reduce the percentage in principal amount of debt securities of any series the consent of the holders of which is required for any supplemental indenture described in this paragraph. (Section 8.2)

Consolidation, Merger, Conveyance or Transfer

      Weyerhaeuser may, without the consent of the trustee or the holders of debt securities, consolidate or merge with, or convey, transfer or lease all or substantially all of its assets to, any other entity, provided that any successor must be an entity organized under the laws of the United States of America or any State and must expressly assume all obligations of Weyerhaeuser under the debt securities and that other conditions are met. Following a transfer or other conveyance, except by lease, of all or substantially all of Weyerhaeuser’s assets, Weyerhaeuser will be relieved of all obligations under the Indenture and the debt securities. (Article Nine)

Applicable Law

      The debt securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York. (Section 11.8)

Concerning the Trustee

      JPMorgan Chase Bank is the trustee under the Indenture. In the ordinary course of business, the trustee and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation.

PLAN OF DISTRIBUTION

      We may sell the debt securities through underwriters, agents or dealers or directly to purchasers. Debt securities may be offered from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We may also, from time to time, authorize agents or dealers to offer and sell debt securities upon the terms and conditions stated in the applicable prospectus supplement. In connection with the sale of debt securities, underwriters or agents may receive compensation from us in the form of discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a reasonable efforts basis and a dealer will purchase debt securities as principal and may then resell those debt securities at varying prices to be determined by the dealer.

      Any compensation paid by us to any underwriters or agents in connection with the offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the applicable prospectus supplement. Dealers and agents participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of debt securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specified liabilities, including liabilities under the Securities Act, and to reimbursement by us for expenses.

      Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and/or Goldman, Sachs & Co. and/or other underwriters named in the applicable prospectus supplement may act as managing underwriter or managing underwriters with respect to an offering of debt securities effected through underwriters. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the debt securities and if Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. or Goldman, Sachs & Co. is not named in the prospectus supplement, it will not be a party to the underwriting agreement relating to those debt securities, will not be purchasing any of those debt securities from us in connection with that offering and will have no direct or indirect participation in the underwriting of those debt securities, although it may participate in the distribution of those debt securities under circumstances where it may be entitled to a dealer’s commission.

      In order to facilitate the offering of the debt securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities the prices of which may be used to determine payments on the debt securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the debt securities for their own account. In addition, to cover overallotments or to stabilize the price of the debt securities or of any such other securities, the underwriters may bid for, and purchase, debt securities or any such other securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

      If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from us at the public offering price specified in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date stated in the prospectus supplement. Institutions with whom delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but in all cases must be approved by us. A delayed delivery contract will not be subject to any conditions except as follows:

•	the purchase by the applicable institution of the debt securities covered by that contract is not prohibited by the laws of the jurisdiction to which that institution is subject, and

•	if any of the applicable debt securities are being sold by underwriters, we have sold those debt securities to those underwriters.

A commission indicated in the applicable prospectus supplement will be paid to any underwriters or agents soliciting purchases of debt securities pursuant to delayed delivery contracts that are accepted by us.

AVAILABLE INFORMATION

      We are subject to the information reporting requirements of the Securities Exchange Act and we file periodic reports, proxy statements and other information with the SEC relating to our business, financial results and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the SEC’s regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov. Our SEC filings are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, and the Pacific Exchange, 301 Pine Street, San Francisco, California.

      This prospectus constitutes part of a registration statement on Form S-3 that we have filed under the Securities Act. As permitted by the SEC’s rules, this prospectus omits some of the information and all of the exhibits included and incorporated by reference in the registration statement. You may read and copy the information and exhibits omitted from this prospectus but contained or incorporated by reference in the registration statement at the public reference facilities maintained by the SEC in Washington, D.C. and Chicago, Illinois.

      Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or to a document incorporated or deemed to be incorporated by reference in the registration statement, each of those statements being qualified in all respects by this reference.

INCORPORATION BY REFERENCE

      We have elected to incorporate by reference information into this prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as described in the following sentence. Any statement in this prospectus or in any document which is incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, any applicable supplement to this prospectus or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus except as so modified or superseded.

      This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

•	Quarterly Reports on Form 10-Q for the thirteen weeks ended April 1, 2001, the twenty-six weeks ended July 1, 2001 and the thirty-nine weeks ended September 30, 2001; and

•	Current Reports on Form 8-K filed on January 26, 2001, April 20, 2001, July 27, 2001, August 2, 2001, October 3, 2001, October 25, 2001, January 24, 2002 and January 29, 2002.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering.

      We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any of the documents that we have incorporated by reference into this prospectus, other than exhibits unless the exhibits are specifically incorporated by reference in those documents. To receive a copy of any of the documents incorporated by reference in this prospectus, other than exhibits unless they are specifically incorporated by reference in those documents, call or write to our Director of Investor Relations at Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, telephone (253) 924-2058. The information relating to us contained in this prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

LEGAL MATTERS

      The validity of the debt securities will be passed upon for us by Lorrie D. Scott, Esq., Senior Legal Counsel of Weyerhaeuser Company. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for any underwriters or agents.

EXPERTS

      The consolidated balance sheets of Weyerhaeuser Company for the fiscal years ended December 31, 2000 and December 26, 1999 and the related consolidated statements of earnings, cash flows and shareholders’ interest and financial statement schedule II — valuation and qualifying accounts of Weyerhaeuser Company for the fiscal years ended December 31, 2000, December 26, 1999 and December 27, 1998 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.